Exhibit 107

Filing Fee Table

S-8

(Form Type)

CLICK HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Class A Ordinary Shares, no par value (2)	Rule 457(c) and Rule 457(h)	2,682,000	$0.2330	624,906	0.00015310	$95.67
	Total Offering Amounts							$95.67
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$95.67

(1)	This registration statement on Form S-8 (this “Registration Statement”) registers Class A ordinary shares, no par value (the “Ordinary Shares”), of CLICK HOLDINGS LIMITED. (the “Registrant”) issuable pursuant to the its equity incentive plan (the “Equity Incentive Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the Equity Incentive Plan to prevent dilution from share splits, share dividends, or similar transactions as provided in the Equity Incentive Plan.
(2)	Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Ordinary Shares on April 28, 2025, as reported on the Nasdaq Capital Market.